EXHIBIT 99

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
   Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              October 31, 2006

ROWAN REPORTS THIRD QUARTER OPERATING RESULTS

HOUSTON, TEXAS -- For the three months ended September 30, 2006, Rowan Companies, Inc. (RDC-NYSE) generated net income of $87.0 million, or 78¢ per share, compared to $74.6 million, or 67¢ per share, in the same period of 2005. Revenues were a record $417.1 million in the third quarter of 2006, compared to $284.4 million in the third quarter of 2005.

Current quarter results included $2.3 million, or 2¢ per share, of gains on asset disposals, compared to $31.9 million, or 18¢ per share, in the third quarter of 2005. The current quarter results also included $1.3 million, or 1¢ per share, of after-tax income from discontinued operations related to the 2004 sale of the Company’s aviation operations.

For the nine months ended September 30, 2006, Rowan generated net income of $255.8 million, or $2.29 per share, compared to $160.3 million, or $1.46 per share, in the same period of 2005. Revenues were $1.1 billion during the first nine months of 2006 compared to $751.4 million in the first nine months of 2005. The 2006 results included $1.3 million, or 1¢ per share, of after-tax income from discontinued operations, compared to $12.0 million, or 11¢ per share in 2005.

Rowan’s offshore rig utilization was 91% during the third quarter of 2006, down from 97% in the comparable 2005 period, as two Gulf of Mexico rigs entered the shipyard in August in preparation for two-year assignments in Qatar and another was relocated to Trinidad during the period. The utilization of Rowan’s 10 other available Gulf of Mexico rigs was 95% during the third quarter of 2006. The Company’s average offshore day rate was a record $146,800 during the third quarter of 2006, up by $2,900, or 2%, from the second quarter and by $63,100, or 75%, from the third quarter of 2005.

Rowan’s land rig utilization was 98% during the third quarter of 2006, up from 89% in the comparable 2005 period. The Company’s average land rig day rate was $23,000 during the third quarter of 2006, up by $600, or 3%, from the second quarter and by $4,200, or 22%, from the third quarter of 2005.

The Company’s external manufacturing backlog was a record $578 million at September 30, and included $294 million in the marine group, $193 million in the drilling products group and $52 million in the equipment group.

Danny McNease, Chairman and Chief Executive Officer, commented, “Rowan’s third quarter operating results were among the best in our history, though they were hampered somewhat by rig downtime. During the period, unscheduled rig downtime resulting primarily from top-drive problems reduced expected revenues by almost $6 million. We also spent time preparing three rigs for long-term assignments overseas, which, at then-existing rates, caused a $13 million shortfall in expected revenues. Lump-sum fees related to these overseas contracts are being deferred until drilling operations commence.

“Our manufacturing division’s three-month acceleration of the Hank Boswell delivery should yield at least $12 million of incremental drilling revenues to the Company in the fourth quarter, though these efforts did increase labor costs related to other marine construction projects. In addition, our third quarter manufacturing results included a charge for environmental remediation at our Longview steel mill. These two items combined to reduce manufacturing margins by approximately $8 million during the third quarter.

“Looking ahead, we expect that our fourth quarter operating results will be very similar to the third quarter. Ongoing preparations for overseas drilling assignments will continue to defer related revenues from the fourth quarter until the start of operations in 2007, and such deferred amounts will be recognized over two- to four-year contract periods. Operating costs have been impacted by higher insurance costs and general inflation in the oilfield, and we do not expect any significant changes in the near term. Our manufacturing results will continue to be heavily influenced by sales mix, though, barring any unforeseen events, our margins should return to the levels we achieved earlier in 2006. All in all, we expect that Rowan’s 2006 net income will exceed $3.00 per share, easily the best in the Company’s 83-year history.

“By the end of March 2007, we should have 12 of our 21 offshore rigs working in international markets, and most under long-term contracts. This is consistent with our stated plan to diversify our drilling operations away from the primarily spot drilling market of the Gulf of Mexico. We will continue to pursue term contracts at attractive rates, and expect that most such opportunities will remain outside the Gulf of Mexico. Our backlog of business continues to grow, giving us revenue and earnings visibility into 2011 and confidence in our prospects for 2007 and beyond.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange and NYSE Arca. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Thousands)

	SEPTEMBER 30
	2006	2005
ASSETS

Cash and cash equivalents	$282,874	$516,422
Restricted cash	156,077	-
Accounts receivable	407,022	245,737
Inventories	282,107	192,546
Other current assets	85,845	89,212
Total current assets	1,213,925	1,043,917
Property, plant and equipment - net	2,035,528	1,674,130
Other assets	36,313	15,525
Assets of discontinued operations	-	458
TOTAL	$3,285,766	$2,734,030

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$64,922	$64,922
Accounts payable	110,837	47,015
Other current liabilities	260,333	118,839
Total current liabilities	436,092	230,776
Long-term debt	499,158	563,657
Other liabilities	508,045	391,131
Stockholders' equity	1,842,471	1,548,466
TOTAL	$3,285,766	$2,734,030

ROWAN COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Thousands Except Per Share Amounts)

	THREE MONTHS		NINE MONTHS
	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,
	2006	2005	2006	2005
REVENUES:
Drilling services	$289,577	$217,381	$786,789	$560,297
Manufacturing sales and services	127,537	67,017	312,998	191,053
Total	417,114	284,398	1,099,787	751,350
COSTS AND EXPENSES:
Drilling services	132,986	100,204	363,170	288,811
Manufacturing sales and services	114,391	57,950	260,903	166,311
Depreciation and amortization	23,310	20,261	65,372	60,221
Selling, general and administrative	17,326	17,941	52,730	47,287
Gain on disposals of property and equipment	(2,301)	(31,874)	(29,277)	(42,056)
Total	285,712	164,482	712,898	520,574
INCOME FROM OPERATIONS	131,402	119,916	386,889	230,776
OTHER INCOME (EXPENSE):
Interest expense	(7,198)	(6,694)	(21,323)	(18,868)
Less: interest capitalized	2,971	1,182	6,591	3,041
Interest income	6,490	4,349	21,767	10,460
Gain on sale of investments	-	-	-	9,553
Other - net	(237)	(41)	(166)	528
OTHER INCOME (EXPENSE) - NET	2,026	(1,204)	6,869	4,714
INCOME BEFORE INCOME TAXES	133,428	118,712	393,758	235,490
Provision for income taxes	47,657	44,087	139,191	87,140
INCOME FROM CONTINUING OPERATIONS	85,771	74,625	254,567	148,350
Income from discontinued operations, net of tax	1,269	-	1,269	11,963
NET INCOME	$87,040	$74,625	$255,836	$160,313

PER SHARE AMOUNTS:
Income from continuing operations	$0.77	$0.67	$2.28	$1.35
Income from discontinued operations, net of tax	$0.01	$-	$0.01	$0.11
Net income	$0.78	$0.67	$2.29	$1.46
AVERAGE DILUTED SHARES	111,516	110,605	111,787	109,944

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Thousands)

	NINE MONTHS
	ENDED SEPTEMBER 30
	2006	2005
CASH PROVIDED BY (USED IN):
Operations:
Net income	$255,836	$160,313
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	65,372	60,308
Deferred income taxes	67,987	82,882
Contributions to pension plans	(6,074)	(89,057)
Gain on sale of assets	(29,277)	(72,345)
Other - net	31,196	19,434
Net changes in current assets and liabilities	(205,585)	(52,759)
Net changes in other noncurrent assets and liabilities	9,864	73
Net cash provided by operations	189,319	108,849

Investing activities:
Property, plant and equipment additions	(372,732)	(122,127)
Proceeds from disposals of property, plant and equipment	36,747	72,173
Restricted cash	(156,077)	-
Proceeds from disposal of aviation operations	1,953	-
Proceeds from sale of boat purchase options	-	20,866
Proceeds from sales of investments	-	9,553
Net cash used in investing activities	(490,109)	(19,535)

Financing activities:
Proceeds from borrowings	-	37,486
Repayments of borrowings	(51,168)	(48,179)
Payment of cash dividends	(49,475)	(54,180)
Proceeds from option and debenture plans and other	8,404	26,004
Net cash used in financing activities	(92,239)	(38,869)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(393,029)	50,445
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	675,903	465,977
CASH AND CASH EQUIVALENTS, END OF PERIOD	$282,874	$516,422